EXHIBIT 99.1

Contact:
Megan Burling
Director, Corporate Communications
617-928-0820
mburling@matritech.com

Matritech Reaches Key Medicare Milestone

—Monitoring of Bladder Cancer Patients with NMP22®BladderChek®Test Now
Covered in all 50 States—

Newton, Mass. (April 7, 2004) – Matritech (AMEX: MZT) a leading developer of proteomics-based diagnostic products for the early detection of cancer, today announced that it has reached a significant reimbursement milestone for its NMP22® BladderChek® Test. With the exception of a single state, Medicare groups in every state cover the NMP22 BladderChek Test for both monitoring and diagnosis, giving Matritech reimbursement coverage for nearly all 39 million Medicare-eligible lives in the United States. Since most people who suffer from bladder cancer are over the age of 65, the majority of those being treated and those at risk for bladder cancer are Medicare insured.

“The risk factors for bladder cancer, primarily smoking and advanced age, are well defined. At Matritech, one of our primary objectives is to ensure that our FDA-approved diagnostics reach those patients who are at the highest risk to ensure that the cancer is diagnosed at a treatable stage. Given bladder cancer’s 70 percent recurrence rate, it is crucial that patients continue to be monitored throughout their lives. Since the diagnosis and treatment expenses for most people who are at risk for or have bladder cancer are covered by Medicare, it has been a high priority for us to obtain reimbursement for the NMP22 BladderChek Test, our bladder cancer test for use in the doctor’s office,” stated David L. Corbet, President and Chief Operating Officer of Matritech.

About Bladder Cancer

In the United States, over 80% of all bladder cancer cases occur in men and, among U.S. males, the incidence of new bladder cancer cases is almost as large as the incidence of colon cancer. If diagnosed in its early stages, the five-year bladder cancer survival rate can reach 90 percent. However, if the cancer reaches an advanced stage before diagnosis and treatment, the five-year survival rate can be less than 10 percent.

The most common risk factor for bladder cancer is smoking. Smokers are more than twice as likely to get bladder cancer as nonsmokers. In the United States, smoking is estimated to be associated with about 48% of bladder cancer deaths among men and 28% among women. The most common symptom of bladder cancer is blood in the urine, a condition referred to as hematuria.

Matritech estimates that in the United States and Germany, where Matritech sells its NMP22 BladderChek Test directly to physicians, patients who present to a general practitioner with unresolved symptoms consistent with bladder cancer and patients seen by urologists for bladder cancer represent a potential 8 to 10 million testing events every year for the NMP22 product line of point-of-care and lab tests. Matritech further estimates that approximately 20 million people in these two countries are at risk for bladder cancer, offering a sizeable potential market opportunity for physicians wishing to detect disease in these patients earlier. Based on these estimates, the total potential market opportunity in these two countries alone, where Matritech has its own direct sales forces, could reach or exceed $475 million on an annual basis.

About Matritech:

Matritech is using its patented proteomics technology to develop diagnostics for the detection of a variety of cancers. The Company’s first two products, the NMP22® Test Kit and NMP22® BladderChek® Test, have been approved for the monitoring and diagnosis of bladder cancer. The NMP22 BladderChek Test is based on Matritech’s proprietary nuclear matrix protein (NMP) technology, exclusively licensed from the Massachusetts Institute of Technology, which correlates levels of NMPs in body fluids to the presence of cancer. The Company has discovered other proteins associated with cervical, prostate, breast and colon cancer and is, with its own research staff and through strategic alliances, in various stages of development targeted to each of these applications. More information about Matritech is available at www.matritech.com.

Statement Under the Private Securities Litigation Reform Act

Any forward-looking statements related to the Company’s expectations regarding its current and future products, market sizes, business prospects, and the results of operations or financial position, expected financial performance and expected customer sales are subject to a number of risks and uncertainties, many of which are beyond the Company’s control. These include but are not limited to, risks related to unforeseen technical obstacles in completing development of new products, unforeseen delays in, or denials of, FDA and other regulatory approvals, future product demand and pricing, performance of distributors and partners, the timing of orders from distributors, competitive products and technical developments, changes in physician practices, general business and economic conditions and those other risk factors described in the Company’s periodic reports and registration statements as filed with the Securities and Exchange Commission. These forward-looking statements are neither promises nor guarantees. There can be no assurance that the Company’s expectations for its products or future financial performance will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Matritech undertakes no responsibility to update any such forward-looking information.

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